Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-123982, Form S-3D No. 333-85254, Form S-3 No. 333-60064, Form S-8 No. 333-115262, Form S-3D No. 333-54232, Form S-3 No. 333-41436, Form S-3 No. 333-88127, Form S-8 No. 333-82041, Form S-8 No. 333-77890, Form S-3D No. 333-71323 and Form S-8 No. 333-59962) of Saul Centers, Inc. and the related Prospectuses of our report dated December 21, 2005 with respect to the Historical Statement of Revenues in Excess of Certain Expenses for the year ended December 31, 2004 of Seabreeze Plaza and our report dated December 22, 2005 with respect to the Historical Statement of Revenues in Excess of Certain Operating Expenses for the year ended December 31, 2004 of Jamestown Place included in this Form 8-K dated February 24, 2006.

/s/ REZNICK GROUP, P.C.

Bethesda, Maryland

February 22, 2006